Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 12, 2012, with respect to the consolidated financial statements included in the Annual Report of New York Mortgage Trust, Inc. on Form 10-K for the year ended December 31, 2011. We hereby consent to the incorporation by reference of said report in New York Mortgage Trust Inc.’s Registration Statements (Forms S-3 No. 333-162654 effective December 11, 2009 and No. 333-150088 effective April 18, 2008) and Registration Statements (Forms S-8 No. 333-167609 effective June 17, 2010 and No. 333-137987 effective October 13, 2006).

/s/ Grant Thornton LLP

New York, New York
March 12, 2012